Exhibit 99.1

Press Release

Action Products Board Elects New Director

ORLANDO, FL –August 18, 2006–Action Products International, Inc. (NASDAQ-CM: APII), a leading toy designer and manufacturer of educational and positive, non-violent branded toys for pre-school children through pre-teens, announces, at a meeting of the Board of Directors held on August 17, 2006, that the Board unanimously elected Dr. Barry Render to the Board. Dr. Render was also named to serve on the Company’s Audit Committee. The Company now has three outside directors and one inside director and again meets the NASDAQ’s Audit Committee Composition Rule 4350(d)(2)(A).

Dr Render is the Harwood Professor of Operations Management at Rollins College, Winter Park, Florida. As holder of the first endowed chair at Rollins’ Crummer Graduate School of Business, Dr. Render has authored over 100 articles and 10 college textbooks, including the widely adopted Operations Management (currently in 8th edition.) and Quantitative Analysis for Management (9th edition.). He has taught at George Washington University, George Mason University, Boston University, and the University of New Orleans, and was Senior Fulbright Scholar in the Kingdom of Nepal in 1982 and 1993. At George Mason, he held the Foundation Professorship and was chairman of the Department of Decision Sciences. He was named an AACSB Fellow in 1978 and has worked in the aerospace industry for McDonnell Douglas, G.E., and NASA. In 1996, Dr. Render was selected by Roosevelt University to receive the St. Clair Drake Award for Outstanding Scholarship. His consulting clients have included the U.S. Navy, Fairfax County (VA), FBI, and NASA. Dr. Render is frequently quoted in the Orlando Sentinel on a variety of business topics, including the defense industry. Rollins MBA students voted him the top teacher at the college for his Operations Management course last year.

Nominating committee chairperson, Ann E. Stone, of Alexandria, VA, commented “we are pleased to welcome Professor Render to our Board. This is a highly qualified appointment and we look forward to continuing progress on behalf of our shareholders.”

Dr. Render added, “I am excited and honored to be selected to join Action’s Board. This company has had a strong history and will have an even stronger future. Ron Kaplan, CEO and chairman, has put together a plan that will increase the firms’ sales significantly, and I hope to make a contribution to that success.”

About Action Products International, Inc.

Action Products International, Inc. (APII) based in Orlando, Florida, is a toy manufacturer, emphasizing educational and positive play brands, including JAY JAY THE JET PLANE Wooden Adventure System, the I DIG® series, Space Voyagers® “The most authentic Space Toys on the Earth,” ToddWorld™ soft play toys, Climb@Tron™ window-climbing robots, Curiosity Kits® and IMADETHAT™. Its products are marketed and sold to toy stores, specialty retailers, Internet retailers, museums, zoos, theme parks, attractions, catalog companies and education markets in the United States and worldwide.

Visit the Company’s web site at www.apii.com and www.curiositykits.com

Forward-Looking Statements

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Contacts:

Media Relations:	Beth Swanson (407) 481-8007 x 7273
Investor Relations:	Kelly Black, Premier Funding & Financial Marketing Services (480) 649-8224
Email: kblack@premierfundingservice.com
Heather Kerwin Email: hkerwin@premierfundingservice.com